FORM OF
                             SUPPLEMENTAL AGREEMENT

     This  Agreement  ("Supplemental  Agreement")  is effective as of October 1,
2004, and is between JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank) ("Bank") and each of the investment companies and other pooled investment vehicles (which may be organized as corporations, business or other trusts, limited liability companies, partnerships or other entities) managed by Capital Research and Management Company and listed on Appendix A hereto, as such Appendix may be amended from time to time (each a "Customer").

     WHEREAS, each Customer is or may be organized with one or more series of shares, each of which shall represent an interest in a separate investment portfolio of cash, securities and other assets;

     WHEREAS, each Customer has appointed, in accordance with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations thereunder, Bank as custodian on behalf of itself or those of its existing or additional series of shares that are also listed on Appendix A hereto (each such listed investment portfolio being referred to hereinafter as a "Portfolio"), and Bank has agreed to act as custodian for the Portfolios under the terms and conditions of a Global Custody Agreement dated June 29, 2001 ("Custody Agreement);

     WHEREAS, subsequent to the effective date of the Custody Agreement, the U.S. Securities and Exchange Commission ("Commission") amended Rule 17f-4 under the 1940 Act (as so amended, "Rule 17f-4"), and the parties hereto wish to conform their activities governed by the Custody Agreement to the requirements of Rule 17f-4;

     WHEREAS, for administrative purposes only, each Customer wishes to evidence its individual agreement with Bank in a single instrument, notwithstanding each Customer's intention to be separately bound;

     NOW THEREFORE, Bank and each Customer agree as follows:

1. Definitions

     As used herein, the following terms shall have the following respective meanings:

     (a) Clearing corporation, financial asset, securities intermediary, and security entitlement have the same meanings as is attributed to those terms in ss. 8-102, ss. 8-103, and ss.ss. 8-501 through 8-511 of the Uniform Commercial Code, 2002 Official Text and Comments, which are incorporated by reference in Rule 17f-4.[NY]

     (b) Custodian means a bank or other person authorized to hold assets for the fund under Section 17(f) of the 1940 Act, but does not include Customer, a foreign custodian or eligible securities depository whose use is governed by Rules 17f-5 or 17f-7, or a vault, safe deposit box, or other repository for safekeeping maintained by a bank or other company whose functions and physical facilities are supervised by a federal or state authority if the fund maintains its own assets there in accordance with Rule 17f-2.

     (c) Intermediary custodian means any subcustodian that is a securities intermediary and is qualified to act as a custodian.

     (d) Securities depository means a clearing corporation that is registered with the Commission as a clearing agency under section 17A of the Securities Exchange Act of 1934; or a Federal Reserve Bank or other person authorized to operate the federal book entry system described in the regulations of the Department of Treasury codified at 31 CFR 357, Subpart B, or book-entry systems operated pursuant to comparable regulations of other federal agencies.

2. Maintenance of Financial Assets and Cash at Securities Depository or Intermediate Custodian

     If Bank places and maintains a Customer's  financial assets,  corresponding
to  Customer's   security   entitlements,   with  a  securities   depository  or
intermediary custodian, Bank must:

     (a) at a minimum exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain such financial assets;

     (b) provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of Bank; and

     (c) require any intermediary custodian at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain financial assets corresponding to the security entitlements of its entitlement holders.

3.  Miscellaneous

     (a) Governing Law; Successors and Assigns; Immunity; Captions. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK and shall not be assigned by either party, but shall bind the successors in interest of Customer and Bank. To the extent that in any jurisdiction Customer or Bank may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Customer or Bank, as the case may be, irrevocably shall not claim, and it hereby waives, such immunity. The captions given to the sections and subsections of this Agreement are for convenience of reference only and are not to be used to interpret this Agreement.

     (b) Entire Agreement. This Agreement consists exclusively of this document (including Appendix A). There are no other provisions hereof and this Agreement supersedes any other agreements, whether written or oral, between the parties and relating to the matters discussed herein; provided, however, that where the provisions of the Custody Agreement are not inconsistent with the provisions of this Agreement,the provisions of the Custody Agreement shall control; and provided further, that (i) the limitations on Bank's liability with respect to the acts or omissions of securities depositories contained in Section 14(d) of the Custody Agreement shall control; and (ii) the standard of care applicable to Bank as set forth in Section 3(a) of this Agreement, rather than the standard of care applicable to Bank under the Custody Agreement, shall control. Any amendment hereto must be in writing, executed by both parties.

     (c) Severability. In the event that one or more provisions hereof are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions shall not in any way be affected or impaired.

     (d) Waiver. Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision hereof, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

     (e) Notices. All notices hereunder shall be effective when actually received. Any notices or other communications which may be required hereunder are to be sent to the parties at the following addresses or such other addresses as may subsequently be given to the other party in writing: (a) Bank: JPMorgan Chase Bank, N.A., 4 Chase MetroTech Center, Brooklyn, N.Y. 11245, Attention:
Craig Prentiss, Vice President, Global Investor Services, Investment Management Group; and (b) Customer: [Name of Customer], c/o Capital Research and Management Company, Attention: Thomas M. Rowland, Senior Vice President, 135 South State College Boulevard, Brea, CA 92821-5804; with a copy to: Stuart R. Strachan, Vice President and Senior Counsel, Capital Research and Management Company, 333 S. Hope Street, 55th Floor, Los Angeles, CA 90071.

     (f) Termination. This Agreement may be terminated as to one or more Portfolios by Customer or Bank by giving sixty (60) days' written notice to the other, provided that such notice to Bank shall specify the names of the persons to whom Bank shall deliver the Assets belonging to the affected Portfolios in the Accounts. If notice of termination is given by Bank, Customer shall, within sixty (60) days following receipt of the notice, deliver to Bank Instructions specifying the names of the persons to whom Bank shall deliver the Assets belonging to the affected Portfolios. In either case Bank shall deliver the Assets belonging to the affected Portfolios to the persons so specified, after deducting any amounts which Bank determines in good faith to be owed to it under
Section 15. If within sixty (60) days following receipt of a notice of termination by Bank, Bank does not receive Instructions from Customer specifying the names of the persons to whom Bank shall deliver the Assets belonging to the affected Portfolios, Bank, at its election, may deliver such Assets to a bank or trust company doing business in the State of New York to be held and disposed of pursuant to the provisions hereof, or to Authorized Persons, or may continue to hold such Assets until Instructions are provided to Bank. For avoidance of doubt, each Customer, Portfolio or the Bank may terminate this Agreement pursuant to its provisions and the Agreement shall survive such termination in respect of the remaining Customers and Portfolios that have not so terminated or been terminated.

     (g) Representative Capacity; Non-recourse Obligations. A COPY OF THE DECLARATION OF TRUST OR OTHER ORGANIZATIONAL DOCUMENT OF EACH CUSTOMER IS ON FILE WITH THE SECRETARY OF STATE OF THE STATE OF THE CUSTOMER'S FORMATION, AND NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT IS NOT EXECUTED ON BEHALF OF THE TRUSTEES OF ANY CUSTOMER AS INDIVIDUALS, AND THE OBLIGATIONS OF THIS AGREEMENT ARE NOT BINDING UPON ANY OF THE TRUSTEES, OFFICERS, SHAREHOLDERS OR PARTNERS OF ANY FUND INDIVIDUALLY, BUT ARE BINDING ONLY UPON THE ASSETS AND PROPERTY OF EACH CUSTOMER'S RESPECTIVE PORTFOLIOS. BANK AGREES THAT NO SHAREHOLDER, TRUSTEE, OFFICER OR PARTNER OF ANY FUND MAY BE HELD PERSONALLY LIABLE OR RESPONSIBLE FOR ANY OBLIGATIONS OF ANY CUSTOMER ARISING OUT OF THIS AGREEMENT.

     (h) Several Obligations of each Customer and Portfolio. With respect to any obligations of a customer on behalf of any of its Portfolios arising OUT OF THIS AGREEMENT, Bank shall look for payment or satisfaction of any such obligation solely to THE ASSETS AND PROPERTY OF THE Portfolio TO WHICH SUCH obligation relates as though that CUSTOMER had separately contracted with Bank by separate written agreement with respect to EACH OF ITS PORTFOLIOS. The rights and benefits to which a given Portfolio is entitled hereunder shall be solely those of such Portfolio and no other Portfolio hereunder shall receive such benefits.


     IN WITNESS WHEREOF, each of the Customers and Bank have executed this Agreement as of the date first-written above. Execution of this Agreement by more than one Customer shall not create a contractual or other obligation between or among such Customers (or between or among their respective Portfolios) and this Agreement shall constitute a separate agreement between Bank and each Customer on behalf of itself or each of its Portfolios.

                                EACH OF THE CUSTOMERS LISTED ON
                                APPENDIX A ATTACHED HERETO, ON
                                BEHALF OF ITSELF OR ITS LISTED PORTFOLIOS

                                By:  CAPITAL RESEARCH AND MANAGEMENT COMPANY



                                By:____________________________________
                                     Name:
                                     Title:



                                JPMorgan Chase Bank, N.A.


                                By:____________________________________
                                     Name:
                                     Title: Vice President

2



                                   APPENDIX A

                            CUSTOMERS AND PORTFOLIOS

                           Dated as of October 1, 2004


     The following is a list of Customers and their respective Portfolios for which Bank shall serve under this Agreement.

CUSTOMER PORTFOLIO:

AMCAP Fund, Inc.
EuroPacific Growth Fund
New Perspective Fund, Inc.
New World Fund, Inc.
American Mutual Fund, Inc.
Capital World Growth and Income Fund, Inc.
The Investment Company of America
Capital Income Builder, Inc.
The Income Fund of America, Inc.
American Balanced Fund, Inc.
American High Income Trust
The Bond Fund of America, Inc.
Capital World Bond Fund, Inc.
Intermediate Bond Fund of America
U.S. Government Securities Fund
American High-Income Municipal Bond Fund, Inc.
Limited Term Tax-Exempt Bond Fund of America
The Tax-Exempt Bond Fund of America, Inc.
The Tax-Exempt Fund of California
The Cash Management Trust of America
The Tax-Exempt Money Fund of America
The U.S. Treasury Money Fund of America
Endowments - Growth and Income Portfolio
Endowments - Bond Portfolio